                                                                    Exhibit 10.1


"Pages where confidential treatment has been requested are stamped 'Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission', and the confidential section has been marked in the margin with a star (*)."

                               STRATEGIC AGREEMENT

                                     BETWEEN

                            STARBUCKS CORPORATION AND

                                 KOZMO.COM, INC.

This Strategic Agreement ("Agreement") is made and entered into on February 12, 2000 by and between Starbucks Corporation, a Washington corporation ("Starbucks") and Kozmo.com, Inc., a Delaware corporation ("Kozmo").

                                   BACKGROUND

A. Kozmo currently provides same-day delivery of videos, DVDs, video games, convenience foods and other items which are ordered by its customers over the Internet and delivered by Kozmo to customers at their homes or places of business. Kozmo intends to expand its Internet-based, same-day delivery business to sell additional items including without limitation, books, compact discs, magazines and electronics. Kozmo desires to provide convenient locations for its customers to return to Kozmo videos, DVDs and video games (collectively, "Video Products") and to possibly return to Kozmo certain other items purchased from Kozmo.

B. Kozmo currently intends to expand its same-day delivery service business into the Expansion Cities in the manner and in accordance with the timeline set forth in Schedule A attached hereto, which may be revised by Kozmo at any time upon notice to Starbucks.

C. Starbucks operates retail coffee stores throughout the United States and Canada. In addition, Starbucks sells, both in its stores and through other means of distribution, coffee, tea and other related products, including but not limited to compact discs and other music items sold by Starbucks through its Hear Music division ("Starbucks' Retail Products").

D. Starbucks has a valuable network of stores, a substantial customer base, and certain other intangibles to which Kozmo desires access.

E. Starbucks has considerable expertise in a variety of areas, including without limitation, branding, marketing, customer relations, real estate and employee training ("Starbucks' Expertise").

F. Starbucks wishes to lease from Kozmo Drop-boxes to place in its stores to permit the collection of the Video Products and certain other items purchased from Kozmo. Kozmo further wishes to distribute to its customers certain Starbucks' Retail Products.

G. Kozmo wishes to obtain assistance from Starbucks in the areas of Starbucks' Expertise on terms mutually agreeable to the parties hereto; provided, however, Starbucks will not charge Kozmo for its time.

H. Starbucks and Kozmo desire to enter into a strategic relationship to undertake certain joint marketing efforts in-store, online and through traditional marketing media.

                                    AGREEMENT

     The parties agree as follows:

     1.  DROP-BOX.

         1.1  STARBUCKS' RESPONSIBILITIES.

              1.1.1 Within ten (10) days following the execution of this Agreement, Starbucks will deliver to Kozmo a list showing the location of each of its retail coffee stores wholly-owned and operated by Starbucks ("Starbucks Stores") located in each city in the United States and Canada in which Kozmo operates its Internet-based, same-day delivery business. As Kozmo expands its business into additional U.S. or Canadian cities ("Expansion Cities"), Starbucks will provide a list showing the location of each of its Starbucks Stores located in the Expansion Cities within thirty (30) days following written notification from Kozmo of its intention to commence operations in such cities. On a quarterly basis throughout the Term of this Agreement, Starbucks will provide Kozmo with a list for each of the cities in which Kozmo operates that sets forth
     (a) new Starbucks Stores that have opened since the date of the last quarterly report, and (b) new Starbucks Stores that Starbucks expects to be opened during the next calendar quarter.

* 1.1.2 Starbucks will locate a Drop-box (as defined below) to be used by customers of Kozmo for the return to Kozmo of the Video Products and, subject to the provisions of SECTION 1.4, the Kozmo Items (as defined below) in those Starbucks Stores [*]

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

         1.1.3 Starbucks will allow Kozmo's employees who comply with the requirement of SECTION 1.2.4 below, to enter each Starbucks Store containing a Drop-box to collect the Video Products and Kozmo Items during such store's normal business hours, as may be modified by Starbucks from time to time in its sole discretion, at such times as may be mutually agreed upon by Starbucks and Kozmo.

         1.1.4 Starbucks will not have any responsibility or liability for the condition of Video Products or Kozmo Items returned to the Drop-boxes, nor will Starbucks be responsible to accept or hold for collection by Kozmo any Video Product or Kozmo Item which will not fit in the Drop-box for any reason. Kozmo will bear all risk of loss relating to the Video Products and the Kozmo Items.

         1.1.5 Starbucks will notify Kozmo by telephone of any problems with or damage to a Drop-box in a Starbucks Store of which Starbucks becomes aware; provided, however, that Starbucks will not have any duty or obligation to inspect or monitor the Drop-boxes.

         1.1.6 Starbucks reserves the right to require by written notice to Kozmo that Kozmo remove a Drop-box from any Starbucks Store if, at any time, the criteria set forth in SECTIONS 1.1.2 (c), (d) AND (e) are not being met. Upon the removal of a Drop-box from a Starbucks Store, Kozmo will, at its sole cost and expense, use commercially reasonable efforts to notify its customers that they will no longer be able to return Video Products or Kozmo Items to the applicable Starbucks Store.

     1.2 KOZMO RESPONSIBILITIES.

         1.2.1 Kozmo will collect all Video Products and Kozmo Items from the Drop-boxes located at each Starbucks Store in such a manner so as to assure that such Drop-boxes do not overflow, or more frequently as mutually agreed upon by Starbucks and Kozmo. Kozmo will collect items from the Drop-boxes at such times as is agreed to by the parties so as to not interfere with Starbucks' normal business operations.

         1.2.2 Kozmo will use commercially reasonable efforts to maintain the Drop-boxes in good condition and appearance at all times during this Agreement.

         1.2.3 Kozmo will provide each Starbucks Store with a toll free customer service number staffed by one or more Kozmo customer service representatives during normal business hours for Starbucks' employees to contact Kozmo, or to provide to Kozmo's customers, for questions regarding returns, problems with or damage to the Drop-boxes, and to request additional pick-up from the Drop-boxes.

         1.2.4 Kozmo employees collecting the Video Products and Kozmo Items from the Starbucks Stores' Drop-boxes will at all times be professional in appearance and manner, be appropriately identified as a Kozmo employee, not interfere with the normal operations of any such Starbucks Store and comply with all procedures, requirements and protocol as Starbucks may reasonably impose from time to time.

              1.3 DROP-BOX DEVELOPMENT. Kozmo will, with input and approval from Starbucks, design, develop, manufacture and pay for drop-boxes for the return of Video Products and Kozmo Items by Kozmo's customers ("Drop-boxes") for placement in the Starbucks Stores. Kozmo's current Drop-box will be used until a new design is agreed upon by the parties. The dimensions of the current Drop-boxes are 12" x 16" x 32" and the current Drop-box includes a slanted cover with a slot the size of a VHS video tape for the return of items and a combination lock on the front of the box. Any modification to the size or design of the Drop-box must be approved in advance by Starbucks, in its reasonable discretion, prior to being placed in any Starbucks Store. Kozmo will own the design and all proprietary rights relating to the Drop-boxes and will own each of the Drop-boxes located in the Starbucks Stores. Kozmo will lease the Drop-boxes to be located in Starbucks Stores to Starbucks, for the Term of this Agreement, for the rental payment of $1.00 per Drop-box per year, pursuant to the terms of an equipment lease to be agreed upon by the parties (the "Equipment Lease").

              1.4 KOZMO ITEMS. The Drop-boxes will be used for the purpose of returning Kozmo Items, only if the return of such items does not interfere with Starbucks normal business operations and does not materially interrupt or interfere with the regular duties of Starbucks' employees in the Starbucks Stores. Starbucks will not be responsible or liable for paying any amounts to any Kozmo customer for the return of a Kozmo Item. "Kozmo Items" shall mean non-perishable items sold and delivered by Kozmo which are of a size that will easily fit into the Drop-box and which are of the type of items listed on the attached SCHEDULE B as may be amended from time to time upon the mutual written consent of the parties.

              1.5 EXCLUSIVITY OF KOZMO. Kozmo agrees that, during the Term, it will not allow its Video Products or Kozmo Items to be collected in Drop-boxes or similar receptacles located in any store of a Retail Chain, other than Starbucks, whose primary business is the sale of coffee or tea products; provided, however that Kozmo will not be required to remove any drop boxes currently located in a Retail Chain whose primary business is the sale of coffee or tea products. For the purposes of this Agreement, a "Retail Chain" shall mean any entity which owns or operates five (5) or more retail operations in the United States and/or Canada under the same or substantially the same tradename or any five (5) or more stores operating in the United States and/or Canada under the same or substantially the same tradename pursuant to a franchise, license, partnership or joint venture arrangement.

*              1.6 [*]

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

     2. SALE OF STARBUCKS' RETAIL PRODUCTS.

              2.1 DISTRIBUTION OF RETAIL PRODUCTS. Kozmo will distribute to its customers those Starbucks Retail Products identified by Starbucks and agreed to by Kozmo from time to time, including but not limited to compact discs and other music items sold by Starbucks through its Hear Music division, pursuant to a supply agreement to be agreed upon by the parties (the "Supply Agreement"). Kozmo also agrees to enter into additional supply agreements on commercially reasonable terms reasonably acceptable to Kozmo with suppliers of Frappuccino(R) bottled beverages and Starbucks(R) ice cream.

              2.2 PRODUCTS EXCLUSIVITY. Kozmo agrees that during the Term of this Agreement, it will not (a) promote, sell, offer for sale or deliver to its customers any non-Starbucks brand of coffee or tea products, or any other products if the primary purpose of such product is to promote non-Starbucks brands of coffee or tea products; or (b) promote a Retail Chain whose primary business is the sale of coffee or tea products.

     3. JOINT MARKETING AND WEBSITE DEVELOPMENT.

              3.1 JOINT MARKETING.

                       3.1.1 Starbucks and Kozmo, together with the Marketing Managers (as defined below) will develop an annual joint marketing strategy ("Annual Strategy") which more clearly defines the opportunities and roles of the parties, and includes a jointly-developed business plan and budget covering cost, general and administrative expenses and other financial arrangements. Such Annual Strategy will be reviewed, updated and approved by each party on a quarterly basis. Examples of possible joint marketing activities will include developing joint messaging for in-store materials, collateral and signage and other programs as set forth on the attached SCHEDULE C.

*                       3.1.2 [*]

     ---------
     * Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                  3.1.3 Any and all such joint marketing materials, campaigns and other joint promotions of Starbucks and Kozmo must be approved in writing by representatives of both Starbucks and Kozmo, in each party's reasonable discretion and it is recognized and agreed that such items shall not include exterior signage at the Starbucks Stores. Interior signage at the Starbucks Stores must conform to the requirements of the applicable lease and applicable laws, rules and regulations, ordinances and permits. In addition, Starbucks must consent, in its reasonable discretion consistent with Starbucks standards in its stores, to the use and content of any Kozmo-only marketing materials to be displayed or distributed in the Starbucks Stores.

                  3.1.4 Starbucks will pay for and be solely responsible for Starbucks-only marketing expenses and costs and Kozmo will pay for and be solely responsible for Kozmo-only marketing expenses and costs. The payment obligations with respect to marketing expenses of each party are listed as current understandings on SCHEDULE C.

         3.2 WEB SITE DEVELOPMENT.

                  3.2.1 Each party will establish and maintain Internet hypertext links ("Links") on its web site to facilitate click through to the other party's web site by such party's customers and end-users. Each party will cooperate with the other to identify appropriate areas within such party's web site to place the Links and to identify the most appropriate pages within such party's web site with which to Link; provided, however that each such party will maintain full control over its own web site and as to the location of such Links.

                  3.2.2 Each party retains the right, in its sole discretion, to immediately cease linking to the other party's web site, if such party has reasonable grounds to believe in good faith, that the other party' web site infringes on the proprietary rights of any third party, violates any applicable law or regulation or is defamatory, obscene or patently offensive. Notwithstanding any exercise of, or failure to exercise, such right, each party will have the sole and exclusive responsibility for its respective web sites.

                  3.2.3 Each party will bear its own costs for development, hosting and maintenance of its own web sites. Either party may change the URL's of its web site for which it is responsible hereunder upon ten (10) days' advance written notice. Each party will retain sole editorial control of and responsibility for information presented on its web site and will not interfere with the other party's editorial control of such content, except as expressly stated otherwise herein.

                  3.2.4 Each party will promptly inform the other of (a) any information related to its web site that could reasonably lead to a claim, demand or liability of or against the other party by any third party, and (b) any changes to its web site that would substantially change the content in any area to which the other party has linked.

                  3.2.5 Starbucks may collect data on end users' access and use of its web site. All data collected by Starbucks shall be owned exclusively by Starbucks. Kozmo may collect data on end users' access and use of its web site. All data collected by Kozmo shall be owned exclusively by Kozmo.

         3.3 LICENSES.

                  3.3.1 Each party ("Licensor") grants to the other party ("Licensee") during the Term of this Agreement a non-exclusive, non-transferable, revocable upon termination of this Agreement subject to the terms hereof license to use the Marks (as defined below) provided by Licensee to Licensor in compliance with this Agreement and with any reasonable guidelines which may be provided by Licensor from time to time. The parties may only use the Marks in connection with the joint marketing materials, for the purposes contemplated herein. The parties each agree to cooperate with the other in facilitating the monitoring and control of the other party's Marks. Licensor may terminate the Agreement and the Licensee's license to use the Marks upon five
(5) days' written notice if Licensor reasonably believes that such use dilutes or tarnishes the value of the Marks; provided, however, such notice will include specific reasons of Licensor for its belief and provided further that if Licensee takes such action which reasonably satisfies Licensor that the Marks are no longer being diluted or tarnished within such five (5) day period or if it is not commercially reasonable to fully remedy the dilution or tarnishment within the five (5) day period then if Licensee uses commercially reasonable efforts, and cures such dilution or tarnishment no later than fifteen (15) days after such notice, then Licensor will not terminate this Agreement and the Licensee's license to use the Marks at such time. Licensee agrees not to take any action inconsistent with the Licensor's ownership of the Marks (including a claim of any interest in the other party's Marks) and agrees that any benefits accruing from use of such Marks will automatically vest in the Licensor. Licensee will place a "(R)" or a "TM" (as appropriate) with the Marks as requested by Licensor. Nothing in this Agreement will be deemed to grant to Licensee any ownership interest in the Licensor's Marks. For the purposes of this Agreement, "Marks" will mean the trade names, trademarks, service names and service marks of a party (including, without limitation, the party's name, domain name and logos) which are designated by such party for use in connection with this Agreement.

                  3.3.2 Licensee acknowledges that Licensor, or a subsidiary of Licensor, is the owner of the Marks. Licensee will not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor or its subsidiary in and to the Marks or the goodwill inherent in such Marks. Licensee agrees not to challenge the validity of the Marks or to set up any claim adverse to Licensor or its subsidiary with respect to such challenge.

                  3.3.3 Licensee will comply with the conditions set forth in this Agreement and with any reasonable guidelines provided to Licensee by Licensor, as amended from time to time, or as reasonably directed by Licensor with respect to the style, color, appearance and manner of use of the Marks. Prior to producing, distributing or displaying any advertising or other material containing the Marks, Licensee will obtain prior written approval from Licensor, which may be held in Licensor's sole discretion. Licensee is solely responsible for ensuring that any uses of the Marks in any advertising or promotional materials or otherwise is approved by Licensor. Licensor will use commercially reasonable efforts to provide either approval or rejection of Licensee's materials within two (2) weeks of Licensee's written request for approval; provided, however, the failure of Licensor to make such approval or rejection within the two week period shall not be deemed, in any way, to be an approval of such materials.

         3.4 MARKETING AND OPERATIONS MANAGER.

                  3.4.1 Within thirty (30) days of this Agreement, or at such other time as is agreed by the parties hereto, each party will commence activities and will use commercially reasonable efforts to hire a management level employee (each a "Marketing Manager") to manage the design of Drop-boxes, the placement of Drop-boxes in the Starbucks Stores, to develop, manage and coordinate the joint marketing efforts of the parties, to develop web site enhancements and modifications, to manage the operations of the Drop-box pick-up, to develop an approval process for marketing materials and proposals for the use of the Marks and to perform such other tasks and duties related to the relationship between Starbucks and Kozmo as may be assigned to him or her by his or her respective employer.

                  3.4.2 Each party will be solely responsible for the costs and expenses related to the hiring and payment of the Marketing Manager hired by such party.

                  3.4.3 Such employee will, at all times, be under the complete control and supervision of the party employing such employee, and such party will have the ability to reprimand or dismiss such employee.

        3.5 FUTURE OPPORTUNITIES. The parties agree to explore and evaluate, in each party's sole discretion, the feasibility and desirability of certain future joint business opportunities which may include but are not limited to the opportunities described on the attached SCHEDULE D; provided, however, that neither party shall have any obligation to proceed with or expend any funds in relation to such future opportunities. In the event the parties agree to proceed with one or more future business opportunities, the parties will enter into a written agreement relating to such business endeavor, on terms reasonably acceptable to each party. Nothing in this provision precludes either party from exploring such future opportunities alone or with other entities provided that each party shall comply with its all of its obligations under this Agreement.

4. CONSIDERATION. Kozmo will pay to Starbucks up to an aggregate of One Hundred Fifty Million Dollars ($150,000,000) ("Royalty") payable over the Term of this Agreement as follows:

         ------------------------- -----------------------
         Year 1                    $15,000,000
         ------------------------- -----------------------
         Year 2                    $25,000,000
         ------------------------- -----------------------
         Year 3                    $35,000,000
         ------------------------- -----------------------
         Year 4                    $35,000,000
         ------------------------- -----------------------
         Year 5                    $40,000,000
         ------------------------- -----------------------


Each annual Royalty will be payable, in advance, in four quarterly equal installments with the first such payment to be made on March 1, 2000 ("Initial Payment Date") and subsequent payments to be made on the first day of June, September, December and March thereafter; provided, however, that the first four quarterly Royalty payments will be paid by Kozmo in advance on March 1, 2000 and thereafter, regular payments of the quarterly Royalty will be made beginning on March 1, 2001.

5. TERM. The Term of this Agreement will commence on the date of this Agreement and continue in full force and effect until the earlier of (a) the fifth anniversary of Initial Payment Date (the "Term"); or (b) a termination pursuant to SECTION 6 of this Agreement.

6. TERMINATION.

        6.1 TERMINATION BY STARBUCKS.

                  6.1.1 In the event Kozmo fails to make any payment when due under this Agreement, Starbucks may, but is not obligated to terminate this Agreement upon five (5) days written notice to Kozmo, provided however that such termination shall not be effective if Kozmo cures such breach within such five
(5) day period.

                  6.1.2 In the event Kozmo breaches any other material term or covenant of this Agreement, Starbucks may terminate this Agreement upon thirty
(30) days written notice to Kozmo, provided however that such termination shall not be effective if Kozmo cures such breach within such thirty (30) day period.

                  6.1.3 Starbucks may terminate this Agreement upon thirty (30) days written notice in the event Kozmo promotes, sells, offers for sale or rent or delivers to its customers any items or materials which violate any applicable law or regulation, firearms or other weapons ("Prohibited Items"), or actively promotes pornographic materials; provided however that Starbucks shall not terminate this Agreement if within such thirty (30) day period, Kozmo ceases to promote, sell, rent, offer for sale or rent, or deliver such Prohibited Items or ceases to actively promote pornographic materials.

                  6.1.4 Starbucks may terminate this Agreement upon thirty (30) days written notice in the event Kozmo places its Drop-boxes or otherwise allows Video Products or Kozmo Items to be collected in pawn shops, adult book stores, adult movie stores, gun shops or adult theme exotic entertainment facilities ("Prohibited Establishments"); provided, however that Starbucks shall not terminate this Agreement if, within such thirty (30) day period, Kozmo removes the Drop-boxes from such Prohibited Establishments and ceases to collect Video Products or Kozmo Items from such Prohibited Establishments.

                  6.1.5 Starbucks may terminate this Agreement upon thirty (30) days written notice to Kozmo, if any assignment for the benefit of its creditors is made by Kozmo, or if a voluntary or involuntary petition in bankruptcy or for reorganization, or if an arrangement is filed by or against Kozmo (which petition is not discharged within thirty (30) days), or if Kozmo is adjudicated bankrupt or insolvent, or if a receiver is appointed for Kozmo or for all or a substantial part of its assets and/or operations.

        6.2 TERMINATION BY KOZMO.

                  6.2.1 In the event Starbucks breaches any material term or covenant of this Agreement, Kozmo may terminate this Agreement upon thirty (30) days written notice to

Starbucks, provided however that such termination shall not be effective if Starbucks cures such breach within such thirty (30) day period.

                  6.2.2 Kozmo may terminate this Agreement upon thirty (30) days written notice to Starbucks, if any assignment for the benefit of its creditors is be made by Starbucks, or if a voluntary or involuntary petition in bankruptcy or for reorganization, or if an arrangement is filed by or against Starbucks (which petition is not discharged within thirty (30) days), or if Starbucks is adjudicated bankrupt or insolvent, or if a receiver is appointed for Starbucks or for all or a substantial part of its assets and/or operations.

        6.3 SURVIVAL UPON TERMINATION. SECTIONS 6.4, 7, AND 10 THROUGH 14 inclusive will survive the termination or expiration of this Agreement.

        6.4 EFFECT OF TERMINATION. Upon the termination or expiration of this Agreement, (a) each party will promptly return all confidential and proprietary information and other information, documents, equipment and other materials belonging to the other party; (b) each party will (i) upon the expiration of this Agreement immediately cease using all Marks of the other Party, in any form or (ii) upon the termination of this Agreement, cease using all Marks of the other Party, in any form as soon as reasonably practicable, but in any event no later than forty-five (45) days after the termination of this Agreement; (c) each Party will immediately terminate all web site Links established pursuant to this Agreement; (d) subject to SECTION 6.4(b)(ii), all licenses granted herein and the Equipment Lease and Supply Agreement will terminate; (e) as soon as commercially practical upon the termination of this Agreement, but in any event no later than forty-five (45) days after termination or immediately upon the expiration of this Agreement, Kozmo will, at its sole cost and expense, remove all Drop-boxes from the Starbucks Stores; provided that if Kozmo fails to remove the Drop-boxes from the Starbucks Stores within such time period, Starbucks may remove such Drop-boxes and Kozmo will reimburse Starbucks for any costs or expenses incurred by Starbucks for such removal; and (f) Kozmo will, at its sole cost and expense, use commercially reasonable efforts to promptly notify its customers that they can no longer return Video Products to Drop-boxes in Starbucks Stores. Upon termination, each party shall have no further financial obligation to the other; provided that nothing herein shall relieve either party from its obligation to pay any amount which accrued prior to the effective date of termination. Notwithstanding the foregoing, nothing herein shall restrict the rights or remedies of either Party to pursue its rights or remedies at law or in equity.

7. CONFIDENTIAL INFORMATION. Confidential Information (as defined in the Confidentiality Agreement) disclosed pursuant to this Agreement and the activities contemplated herein, shall be governed by the Mutual Confidentiality Agreement ("Confidentiality Agreement") entered into between the parties effective as of February 10, 2000 and incorporated herein by reference.

8. REPRESENTATIONS AND WARRANTIES.

        8.1 STARBUCKS' REPRESENTATIONS AND WARRANTIES.

                  8.1.1 Starbucks' agreement to perform the obligations and duties required of it under this Agreement does not violate any agreement or obligation between Starbucks and a third party, subject to the provisions of the lease agreements for each Starbucks Store and Starbucks' right to require the removal of Drop-boxes pursuant to SECTION 1.1.6;

                  8.1.2 Starbucks has the right to grant the license contained in SECTION 3.3.

                  8.1.3 Starbucks will not make any warranty, guaranty or representation, whether written or oral, on Kozmo's behalf.

        8.2 KOZMO'S REPRESENTATIONS AND WARRANTIES.

                  8.2.1 Kozmo's agreement to perform the obligations and duties required of it under this Agreement does not violate any agreement or obligation between Kozmo and a third party;

                  8.2.2 Kozmo will not make any warranty, guaranty or representation, whether written or oral, on Starbucks' behalf; and

                  8.2.3 Kozmo will operate its delivery service and perform its obligations hereunder in a safe and professional manner and in accordance with the service standards established by Kozmo and subject to Starbucks' approval within sixty (60) days of the date of this Agreement.

9. INSURANCE. Kozmo agrees to maintain during the Term of this Agreement
(a) commercial general liability insurance, including product liability coverage, in minimum amounts of $2,000,000 per occurrence for damage, injury and/or death to persons and $1,000,000 per occurrence for damage and/or injury to property and (b) product recall insurance in a minimum amount of $2,000,000 per occurrence and with a deductible of not more than $10,000. Kozmo further agrees to require all of its delivery personnel to be licensed to drive, whether they are employees or independent contractors. All policies of liability insurance required to be effected by Kozmo shall cover Kozmo's employees, agents, and independent contractors and shall include Starbucks as an additional insured, and in addition shall contain cross liability and severability clauses protecting Starbucks with respect to claims by Kozmo or other persons as if Starbucks were separately insured. The insurance coverage required herein shall be provided by an insurance company or companies acceptable to Starbucks in its reasonable business judgment. Upon execution of this Agreement, and annually thereafter, Kozmo shall promptly provide Starbucks with certificates of insurance evidencing such coverage and each certificate shall indicate that the coverage represented thereby shall not be canceled nor modified until at least thirty (30) days prior written notice has been given to Starbucks. Upon Starbucks request, Kozmo will provide Starbucks with copies of its insurance policies.

10. INDEMNITY.

        10.1 MUTUAL INDEMNIFICATION. Each party will indemnify the other party, the other party's affiliates, directors, officers and employees and will hold them harmless from any and all liability, loss damages, claims or causes of action, including reasonable legal fees and expenses that may be incurred by the other party, arising out of or related to the indemnifying party's breach of any of the foregoing representations or warranties or otherwise arising out of such party's performance under this Agreement.

        10.2 KOZMO'S INDEMNIFICATION. Kozmo will indemnify Starbucks and Starbucks' affiliates, directors, officers and employees, and will hold them harmless, from any and all liability, loss, damages, claims or causes of action, including reasonable legal fees and expenses that may be incurred by Starbucks arising out of or related to Kozmo's delivery of its services or other actions or omissions relating thereto provided that Kozmo shall have no obligation to indemnify Starbucks for Claims that would not have occurred except for Starbucks negligence or willful misconduct.

        10.3 STARBUCKS INDEMNIFICATION. Starbucks will indemnify Kozmo and Kozmo's affiliates, directors, officers and employees, and will hold them harmless, from any and all liability, loss, damages, claims or causes of action ("Claims"), including reasonable legal fees and expenses that may be incurred by Kozmo arising out of or related to (a) Starbucks operation of its retail stores or (b) the sale or use of Starbucks products or other actions or omissions relating thereto; provided that Starbucks shall have no obligation to indemnify Kozmo for Claims that would not have occurred except for Kozmo's negligence or willful misconduct.

        10.4 INTELLECTUAL PROPERTY INDEMNIFICATION. Each party will indemnify the other party, and the other party's affiliates, directors, officers and employees and will hold them harmless from any and all liability, loss damages, claims or causes of action, including reasonable legal fees and expenses that may be incurred by the other party (a) arising out of any claims or causes of action brought against the indemnified party to the extent such claim or cause of action is based on the infringement by the indemnifying party's patents, copyrights, or Marks, of a third party's patents, copyrights, marks or other proprietary rights, and (b) arising out of the unaltered content or marketing materials provided by the indemnifying party for use in the joint marketing efforts of the parties.

11. LIMITATION OF LIABILITY.

        11.1 LIABILITY. Neither party will be liable to the other party for any indirect, incidental, consequential, special or exemplary damages (even if that party has been advised of the possibility of such damages) arising from this Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business.

        11.2 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12. DISPUTE RESOLUTION. The parties desire to attempt to resolve disputes arising out of this Agreement without litigation. Accordingly, except for action seeking a temporary restraining order or injunction related to the purposes of this Agreement, or suit to compel compliance with this dispute resolution process, the parties agree to follow the dispute resolution procedures set forth in this SECTION 12 with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

        12.1 At the written request of either party, Starbucks and Kozmo will appoint knowledgeable, responsible representatives to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The parties intend that these negotiations be conducted by non-lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions will be left to the discretion of the representatives. Discussion and correspondence among the representatives for the purposes of these negotiations will be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, which will not be admissible in any litigation described below. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in any such litigation.

        12.2 If the negotiations set forth in SECTION 12.1 do not resolve the dispute within sixty (60) days of the initial written request, then either party may pursue to litigate the claim or dispute.

        12.3 If such dispute is commenced by Kozmo, then such dispute will be resolved in a court of appropriate jurisdiction located in King County, Washington. If such dispute is commenced by Starbucks, then such dispute will be resolved in a court of appropriate jurisdiction located in New York City, New York. Each of Starbucks and Kozmo hereby consents and submits to the personal jurisdiction of the state and federal courts located in King County, Washington and New York City, New York.

13. LATE FEES AND INTEREST. If any portion of the Royalties remains unpaid for five (5) or more calendar days after the date on which such amount is due, Kozmo shall pay to Starbucks interest on such delinquent amount equal to eighteen percent (18%) per annum from the date such delinquent amount is due until paid; provided, however, that in no event shall such interest charged be greater than that permitted by applicable state law. This SECTION 13 shall not relieve Kozmo of its obligation to pay the Royalty when due and in the manner herein specified. Acceptance by Starbucks of the interest on such delinquent amount shall not constitute a waiver of Kozmo's default with respect to said delinquent payments, nor prevent Starbucks from exercising any other rights or remedies available to Starbucks under this Agreement or at law or in equity.

14. MISCELLANEOUS.

        14.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement and other agreements expressly referenced herein, including but not limited to the Supply Agreement, the Equipment Lease for the Drop-boxes and the Confidentiality Agreement, constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. Any amendment or supplement to this Agreement must be in writing and duly executed by the party against whom enforcement is sought. If any provision of this Agreement is held to be illegal, invalid or unenforceable, each party agrees that such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

        14.2 EXPENSES. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the other agreements described herein.

        14.3 CHOICE OF LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York, without giving effect to choice of law.

        14.4 NOTICES. Any notice or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given (a) on the delivery date if delivered by electronic mail with an electronically generated return receipt or if delivered personally to the intended recipient;
(b) one (1) business day after deposit with a commercial overnight carrier with written verification of receipt; or (c) three (3) business days after the mailing date if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of repaid mail delivery for which acknowledgement of receipt is required. Any notices or other communications to be given under this Agreement will be sent to the following persons:

            For Starbucks:    Starbucks Corporation
                              2401 Utah Ave. S.
                              Seattle, WA 98134-1431
                              Attn:  President, North American Operations
                              With a copy to:

                              Vice President and Assistant General Counsel

            With a Copy to:   Davis Wright Tremaine, LLP
                              1300 SW 5th Avenue, Suite 2300
                              Portland, OR 97201
                              Attn:  Benjamin G. Wolff

            For Kozmo:        Kozmo.com, Inc.
                              80 Broad Street
                              New York, New York 10004
                              Attn: President and Chief Executive Officer

            With a Copy to:   Greenberg Traurig
                              Met Life Building
                              200 Park Avenue
                              New York, NY 10166
                              Attn.: Alan N. Sutin, Esq.

        14.5 ASSIGNMENT. Except as otherwise provided in SECTION 4, neither party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be given or withheld for any reason. For the purposes of this Agreement, a change of control, merger, sale of substantially all of the assets or any other similar corporate reorganization of Kozmo ("Change of Control Event") will constitute an assignment that is subject to consent pursuant to this SECTION 14.5. Starbucks will not unreasonably withhold consent upon a Change of Control Event, provided, that it shall not be unreasonable to withhold consent if a Change of Control Event results in a transfer to a direct competitor of Starbucks, circumstances in which the Starbucks brand would be adversely affected, such as transfer to a tobacco company or pornography company or circumstances where Starbucks would then be in material breach of a material agreement.

        14.6 ATTORNEYS' FEES. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party or parties shall be entitled to recover its costs and fees including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery incurred by such party or parties in such suit or action, including without limitation any post-trial or appellate proceeding, or in the collection or enforcement of any judgment or award entered or made in such suit or action.

        14.7 PUBLICITY. Without the prior approval of the other party, none of the parties hereto will disclose to the public or to any third party any information concerning the transactions contemplated hereby, other than disclosures to their financial, legal and other advisors and to governmental authorities or the public as may, in the opinion of counsel, be required by law. Notwithstanding the foregoing, Starbucks and Kozmo will be permitted to disclose such details of the transaction contemplated herein as may be required by law; provided that Starbucks and Kozmo will each have the right to review and comment thereon prior to any such disclosure, which review and comment will be given in a timely manner.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.

STARBUCKS CORPORATION                       KOZMO.COM, INC.


By: /s/ Howard Schultz                      By: /s/ Joseph Park
    ------------------------------------        --------------------------------
    Howard Schultz                              Joseph Park
    chairman and chief executive officer        Chief Executive Officer

                                   SCHEDULE A

                               * LAUNCH SCHEDULE


         [*]




---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                   SCHEDULE B

                                   KOZMO ITEMS

    -  VHS video tapes
    -  DVD cartridges/tapes
    -  Video game cartridges
    -  CD's
    -  Books
    -  Small electronics

                                   SCHEDULE C

                         * JOINT MARKETING STRATEGY


         [*]


---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.

                                   SCHEDULE D

                        * FUTURE BUSINESS OPPORTUNITIES


        [*]



---------
* Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission.